(N)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption "Legal Counsel" included in or made a part of the Registration Statement on Form N-2 for Voya Credit Income Fund under the Securities Act of 1933, as amended and Amendment No. 51 under the Investment Company Act of 1940, as amended.

/s/ Ropes & Gray LLP Ropes & Gray LLP

Boston, MA

June 27, 2023

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